UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 11, 2023 (October 9, 2023)

Humana Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-5975	61-0647538
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
500 West Main Street, Louisville, Kentucky 40202
(Address of principal executive offices, including zip code)

(502) 580-1000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	HUM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (c) On October 11, 2023, Humana Inc. (the “Company”) announced the election of James A. Rechtin (“Mr. Rechtin”), age 52, to serve as the Company’s President and Chief Operating Officer, effective as of the later of (x) January 8, 2024, or (y) commencement of his employment with the Company. Bruce D. Broussard, who is currently President and Chief Executive Officer of the Company, will continue to serve as Chief Executive Officer of the Company upon the commencement of Mr. Rechtin’s employment. As part of a multi-year succession plan, the Company expects that Mr. Broussard will step down as Chief Executive Officer in the latter half of 2024 and that Mr. Rechtin would become President and Chief Executive Officer at that time.

See the attached Press Release for additional biographical information concerning Mr. Rechtin.

There are no arrangements or understandings between Mr. Rechtin and any other persons pursuant to which he will be appointed the Company’s President and Chief Operating Officer. There is no family relationship between Mr. Rechtin and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. The Company has not entered into any transactions with Mr. Rechtin that would require disclosure pursuant to Item 404(a) of Regulation S−K under the Exchange Act.

(e) The terms of Mr. Rechtin’s employment with the Company are described in an offer letter (the “Offer Letter”), which provides for a base salary of $1,100,000 during his service as the Company’s President and Chief Operating Officer, which is expected to increase to $1,250,000 at such time that Mr. Rechtin succeeds to the role of President and Chief Executive Officer in the second half of 2024. In addition, Mr. Rechtin will be eligible to participate at the 150% level in the Company’s short-term incentive plan under the same terms as other Company executive officers, which target participation rate would increase to the 200% level at such time that Mr. Rechtin succeeds to the role of Chief Executive Officer.

Under the Offer Letter, upon commencement of his employment Mr. Rechtin will receive an initial equity award comprised of (i) restricted stock units (“RSUs”) with a value equal to approximately $3,000,000 on the date of grant and (ii) stock options with a grant date fair value equal to approximately $3,000,000. In connection with the Company’s annual long-term incentive compensation program for 2024, Mr. Rechtin will receive a total annual equity grant value of $6,000,000 (the “2024 Annual Grant”). The 2024 Annual Grant will be made the ordinary course of business in connection with the Company’s customary granting practices, and will include the same grant date, vesting schedule, and award mix (performance-based stock units, restricted stock units, and stock options) as approved by the Company’s Organization & Compensation Committee for all of the Company’s executive officers.

The Offer Letter also describes Mr. Rechtin’s participation in the Company’s Executive Severance Policy, Change in Control Policy, and other standard benefits and perquisites under the Company’s current policies and procedures, including health, dental and vision coverage, and a matching charitable contribution benefit of $40,000 annually.

The foregoing summary of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is attached as Exhibit 10.1 to this Form 8-K and incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description
10.1	Offer Letter, dated as of October 9, 2023, by and between Humana Inc. and James Rechtin
99.1	Press Release
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC.

BY:	/s/ Joseph M. Ruschell
Joseph M. Ruschell
Vice President, Associate General Counsel & Corporate Secretary
Dated: October 11, 2023